Exhibit 10.79
SECURED PROMISSORY NOTE (RESTRUCTURING)
     FOR VALUE RECEIVED, IRVINE SENSORS CORPORATION, a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay to LONGVIEW FUND, L.P., 600 Montgomery Street, 44th Floor, San Francisco, CA 94111, Fax: (415) 981-5301, (the “Holder”) or order, without demand, the sum of One Million Dollars ($1,000,000.00) (“Principal Amount”) on December 30, 2009 (the “Maturity Date”), if not sooner paid.
     The following terms shall apply to this Secured Promissory Note (the “Note”):
ARTICLE I
PAYMENT
     1.1. Principal Payment. Payments made hereunder shall be made in cash and all amounts due hereunder shall be payable in full on the Maturity Date, accelerated or otherwise. This Note shall not accrue any interest.
     1.2. Late Charges. If the entire amount of any required principal, interest or other payment hereunder is not paid in full within ten (10) days after the same is due, Borrower shall pay to the Holder a late fee equal to five percent (5%) of the required payment. Other than the foregoing, this Note shall not accrue interest.
ARTICLE II
EVENT OF DEFAULT
     The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:
     2.1 Failure to Repay the Note. The Borrower fails to pay any installment of principal or other sum due under this Note when due.
     2.2 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for Borrower for a substantial part of Borrower’s property or business; or such receiver or trustee shall be involuntarily appointed.
     2.3 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of Borrower’s property or other assets for more than $100,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days.
     2.4 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.
     2.5 Cross Default. Subject to any applicable grace period or waivers then in effect, a default in any other instrument evidencing or governing indebtedness for borrowed money in excess of, in the aggregate, $100,000, of Borrower now or hereafter outstanding; or any event or condition which gives any holder or trustee of such indebtedness for borrowed money the right to accelerate its maturity. The foregoing shall not apply to trade payables incurred in the ordinary course of business or professional fees. For the purposes of this Agreement, the failure of the Borrower or its wholly-owned subsidiary, Optex Systems, Inc. (“Optex”) to pay to Timothy Looney or TWL Group, L.P. (collectively, “Looney”) any of the indebtedness for borrowed money in excess of $100,000 shall not be deemed to be a cross default unless or until any of the foregoing occur: (i) Looney accelerates or collects any obligations owed to Looney; (ii) Looney forecloses on any of Looney’s security interests in any of the assets of the

Borrower; or (iii) Looney gives further written notice to Borrower in accordance with the terms of any of the loan documents between Looney and the Borrower to so accelerate, collect or foreclose). No provision of this Note shall be deemed a waiver of any default by Borrower under any other agreement between the Borrower and/or a Subsidiary and the Holder.
     2.6 Non-Payment. Except with respect to payments for professional fees or payments to Looney, a default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $1,000,000 (or $2,000,000 with respect to accounts payable) for more than thirty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount, or the other party thereto commences litigation or arbitration proceedings to exercise its rights and remedies under such contract or agreement as a consequence of such default and such default is not waived or cured within 90 days of the occurrence thereof.
ARTICLE III
SECURITY INTEREST
     3. Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Holder pursuant to an Omnibus Security Interest Acknowledgement executed and delivered by Borrower in favor of Holder, on or about July 19, 2007 and other agreements referred to therein, as delivered by Borrower to Holder. Furthermore, this Note shall be deemed to be a New Loan as defined in the aforesaid Omnibus Security Interest acknowledgement. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the an Omnibus Security Interest Acknowledgement and other agreements referred to therein) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under this Note, the an Omnibus Security Interest Acknowledgement and other agreements referred to therein and any other agreement to which the Borrower and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.
ARTICLE IV
MISCELLANEOUS
     4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower, to: Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, CA 92650, Attn: Chief Financial Officer, telecopier: (714) 444-8773, with a copy by telecopier only to: Dorsey & Whitney LLP, 38 Technology Drive, Irvine, CA 92618, Attn: Ellen S. Bancroft, Esq., telecopier: (949) 932-3601, and (ii) if to the Holder, to: Longview Fund, L.P., 600 Montgomery Street, 44 th Floor, San Francisco, CA 94111, Attn: S. Michael Rudolph, telecopier: (415) 981-5301, with an additional copy by telecopier only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier: (212) 697-3575.
     4.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.
     4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.
     4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.
     4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.
     4.7 Limitation on Interest. All agreements between Borrower and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Holder in the execution, delivery and acceptance of the Note to comply in strict compliance with the laws of the State of New York and any other applicable state from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the then highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Holder.

     IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 28 day of November, 2007.

IRVINE SENSORS CORPORATION
By:	JOHN C. CARSON
Print Name:	John C. Carson
Title:	President & CEO

WITNESS:
/S/

[Signature Page to Secured Promissory Note (Restructuring — Longview)

ANNEX 1
Outstanding Obligations Loan Documents
1.	Subscription Agreement among the Borrower, Longview and Alpha (the “Subscription Agreement”);

2.	The Irvine Sensors Corporation Series 1 Senior Subordinated Secured Convertible Notes (the “Series 1 Notes”) dated as of December 30, 2005 issued by the Borrower in favor of Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.(collectively, “Pequot”) as assigned to Longview and Alpha Capital Anstalt (“Alpha”);

3.	The September 2007 Amendment of Series 1 Notes among Borrower, Longview and Alpha;

4.	The Securities Purchase Agreement dated December 30, 2005 originally between the Borrower and Pequot, as assigned to Alpha and Longview;

5.	The Assignment of Series 1 and Series 2 Senior Subordinated Secured Convertible Notes dated December 30, 2005, and the related Addendum thereto;

6.	The Term Loan and Security Agreement among the Borrower, Longview and Alpha and related Term Notes issued by the Borrower to Longview and Alpha;

November 28, 2007
Wayne Coleson
Managing Member
LONGVIEW FUND, L.P.
600 Montgomery Street, 44th Floor
San Francisco, CA 94111
Fax: (415) 981-5301
     Re: Restructuring Fee
Dear Wayne:
The purpose is to set forth Irvine’s agreement to pay certain fees to Longview in connection with Longview’s assistance in restructure of its debt obligations over the past year.
Specifically, Longview has assisted in the original transfer and restructure of the various Notes with the Pequot Funds in December 2006 and the subsequent restructure of the transferred notes in September 2007. Additionally, Longview has structured and assisted with funding the December 2006 Term Loan Agreement, July 2007 Secured Note, and November 2007 Debt Restructuring. Lastly, Longview has previously worked with Irvine to coordinate certain subordination arrangements with other Irvine Lenders, as well as worked out waivers of certain obligations of Irvine under certain of its agreements with its Lenders during the same time period. Collectively, the services described in this paragraph are the “Services”.
In consideration for provision of the Services, Irvine agrees to pay Longview the sum of One Million Dollars ($1,000,000), which are deemed to be fully earned as of the date of this letter. Irvine is delivering to Longview simultaneously with this letter a fully executed Secured Promissory Note (Restructuring), in the amount of One Million Dollars ($1,000,000) as consideration for payment of the amounts due hereunder for Services. Terms of payment are as set forth in the Secured Promissory Note.
Very truly yours,
IRVINE SENSORS CORPORATION

By:	/S/ JOHN C. CARSON

Print Name:	John C. Carson

Title:	President & CEO